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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORGENTECH INC.

        John P. McLaughlin hereby certifies that:

        ONE:    The original name of this corporation is Caber Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 19, 1999.

        TWO:    He is the duly elected and acting President of Corgentech Inc., a Delaware corporation.

        THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

        The name of the corporation is CORGENTECH INC. (the "Corporation" or the "Company").

II.

        The address of the registered office of the Company in the State of Delaware is 30 Old Rudnick Lane, Dover, County of Kent, DE 19901. The name of the Company's registered agent in the State of Delaware at such address is CorpAmerica, Inc.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is one hundred eighteen million three hundred sixty-seven thousand two hundred sixty (118,367,260) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the "Common Stock") and eighteen million three hundred sixty-seven thousand two hundred sixty (18,367,260) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent per share ($0.001) and the Common Stock shall have a par value of one tenth of one cent per share ($0.001).

        B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

        C.    One million eighty-one thousand three hundred thirteen (1,081,313) shares of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), two million five hundred thousand (2,500,000) shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), seven hundred six thousand nine hundred forty-four (706,944) shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred"), and twelve million (12,000,000) shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred") and two million seventy-nine thousand two (2,079,002) shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). (The Series B Preferred and the Series B-1 Preferred shall be referred to herein collectively as the "Preferred B Stock.")

        D.    Effective upon the filing of this Amended and Restated Certificate of Incorporation (the "Amendment"), with the Secretary of State of the State of Delaware:

          1.     Each four (4) shares of the Company's Common Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value of one tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

          2.     Each four (4) shares of the Company's Series A Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series A Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

          3.     Each four (4) shares of the Company's Series B Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

          4.     Each four (4) shares of the Company's Series B-1 Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B-1 Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

          5.     Each four (4) shares of the Company's Series C Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series C Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

          6.     Each four (4) shares of the Company's Series D Preferred Stock, par value of one-tenth of one cent ($0.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series D Preferred Stock, par value of one-tenth of one cent ($0.001) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock;

        E.    The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred, the Series B-1 Preferred, the Series C Preferred and the Series D Preferred (collectively, the "Series Preferred") are as follows:

          1.    DIVIDEND RIGHTS.

            a.     Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the board of directors of the Company (the "Board"), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series A Preferred shall be two dollars and thirty-one and two-tenths cents ($2.312) per share, the Original Issue Price of the Series B Preferred shall be four dollars ($4.00) per share, the Original Issue Price of the Series B-1 Preferred shall be four dollars and thirty-two cents ($4.32) per share, the Original Issue Price of the Series C Preferred shall be seven dollars and forty cents ($7.40) per share and the Original Issue Price of the Series D Preferred shall be nine dollars and sixty-two cents ($9.62) per share. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. No dividends shall be declared or paid with respect to shares of Series C Preferred unless dividends also are declared or paid with respect to shares of Series D Preferred in a per share amount equal to the per share amount of the dividend declared or paid with respect to each share of Series C Preferred multiplied by the ratio computed by dividing the Series D Preference by the Series C Preference.

            b.     So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Junior Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Board. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

          2.    VOTING RIGHTS.

            a.    General Rights.    Except as otherwise provided herein or as required by law, the Series Preferred shall be entitled to vote equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible

    (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            b.    Separate Vote of Preferred B Stock.    For so long as at least five hundred thousand (500,000) shares of Preferred B Stock (subject to adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or other similar event affecting the Preferred B Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Preferred B Stock, voting as a separate class, shall be necessary before the Company may effect any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences or other special rights or privileges or restrictions of the Preferred B Stock.

            c.    Separate Vote of Series C Preferred and Series D Preferred.    For so long as five hundred thousand (500,000) shares of Series C Preferred and Series D Preferred (subject to adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or other similar event affecting the Series C Preferred or Series D Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred and Series D Preferred, voting together as a separate class, shall be necessary before the Company may effect any of the following actions:

                (i)  Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences or other special rights or privileges or restrictions of the Series C Preferred or Series D Preferred (whether by merger, consolidation or otherwise, other than an Acquisition, as defined below);

               (ii)  Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series C Preferred or Series D Preferred;

             (iii)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred or Series D Preferred in right of redemption, liquidation preference, voting, dividends or other rights or any increase in the authorized or designated number of any such new class or series; or

              (iv)  Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(b)).

            d.    Separate Vote of Series Preferred.    For so long as at least five hundred thousand (500,000) shares of Series Preferred (subject to adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or other similar event affecting the Series Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred, voting together as a single class, shall be necessary before the Company may effect any of the following actions:

                (i)  Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences or other special rights or privileges or restrictions of any series of the Series Preferred (whether by merger, consolidation or otherwise, other than an Acquisition, as defined below);

               (ii)  Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

             (iii)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of the Series Preferred in right of redemption, liquidation preference, voting, dividends or other rights or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

               (v)  Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(b));

              (vi)  Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than dividends payable solely in shares of the Company's Common Stock);

             (vii)  Any increase or decrease in the size of the Board; or

            (viii)  Any liquidation, dissolution or winding up of the Company.

            e.    Election of Board of Directors.

                (i)  For so long as one million two hundred fifty thousand (1,250,000) shares of Series C Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or similar event), the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board (the "Series C Directors") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, to remove from office such directors and to fill any vacancies caused by the resignation, death or removal of such directors. For so long as one million two hundred fifty thousand (1,250,000) shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or similar event), the holders of the Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the "Series B Director") at each meeting or pursuant to each consent of the Company stockholders for the election of directors, to remove from office such directors and to fill any vacancies caused by the resignation, death or removal of such directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the "Common Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, remove from office such director and fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board (the "Joint Directors") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, remove from office such directors and fill any vacancy caused by the resignation, death or removal of such directors.

               (ii)  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the General Corporation Law of the State of California (the "CGCL"). During such time or times that Section 2115 of the CGCL purports to make Section 708 subdivisions (a), (b) and (c) of the CGCL applicable to the Company, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

            f.    Removal.    During such time or times that Section 2115 of the CGCL purports to make Section 303 of the CGCL applicable to the Company, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

          3.    LIQUIDATION RIGHTS.

            a.     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary:

                (i)  The holders of Series C Preferred and Series D Preferred will be entitled to receive in preference to the holders of any Junior Stock, Series A Preferred, Series B Preferred, Series B-1 Preferred and Common Stock, an amount per share for each share of Series C Preferred and Series D Preferred held by them equal to the Series C Preferred Original Issue Price and the Series D Preferred Original Issue Price, respectively (in each case subject to appropriate adjustments for any stock split, reverse stock split, recapitalization or similar transaction) plus, in each case, declared but unpaid dividends on such series of Series Preferred, if any (the "Series C Preference" and the "Series D Preference," respectively). If the assets and funds thus distributed among the holders of the Series C Preferred and Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred and Series D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 3(a)(i).

               (ii)  After the payment of the Series C Preference and the Series D Preference, the holders of Series B Preferred and Series B-1 Preferred will be entitled to receive, in preference to the holders of any Junior Stock, the Series A Preferred and Common Stock, an amount per share equal to the Series B Preferred Original Issue Price and the Series B-1 Preferred Original Issue Price, respectively (in each case subject to appropriate adjustments for any stock split, reverse stock split, recapitalization or similar transaction), plus, in each case, declared but unpaid dividends on such series of Series Preferred, if any (the "Series B Preference" and the "Series B-1 Preference," respectively). If, after payment of the Series C Preference and Series D Preference, the assets and funds thus distributed among the holders of the Series B Preferred and Series B-1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available after payment of the Series C Preference and Series D Preference shall be distributed ratably among the holders of the Series B Preferred and Series B-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 3(a)(ii).

             (iii)  After the payment of the Series C Preference, the Series D Preference, the Series B Preference and the Series B-1 Preference, the holders of Series A Preferred will be entitled to receive, in preference to the holders of any Junior Stock or Common Stock, an amount per share equal to the Series A Preferred Original Issue Price (subject to appropriate adjustments for any stock split, reverse stock split, recapitalization or similar transaction), plus, in each case, declared but unpaid dividends on the Series A Preferred, if any (the "Series A Preference"). If, after payment of the Series C Preference, the Series D Preference, the Series B Preference and the Series B-1 Preference, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available after payment of the Series C Preference, the Series D Preference, the Series B Preference and the Series B-1 Preference shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 3(a)(iii).

              (iv)  Upon the completion of the distributions required by Sections 3(a)(i), (ii) and (iii) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

            b.     The following events shall be considered a liquidation under this Section:

                (i)  any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any other transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or

               (ii)  a sale, lease, encumbrance or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

             (iii)  In any of such events, if the consideration received by this Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board, except that any securities shall be valued as follows:

                (A)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                  (1)   If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                  (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                  (3)   If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

                (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board.

          4.    CONVERSION RIGHTS.

        The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

            a.    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

            b.    Series Preferred Conversion Rate.    The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B-1 Preferred (the "Series B-1 Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B-1 Preferred by the "Series B-1 Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c). Such Series A Conversion Rate, Series B Conversion Rate, Series B-1

    Conversion Rate, Series C Conversion Rate and Series D Conversion Rate, as the case may be, shall be referred to as the "Series Preferred Conversion Rate."

            c.    Series Preferred Conversion Price.    The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"). The conversion price for the Series B-1 Preferred shall initially be the Original Issue Price of the Series B-1 Preferred (the "Series B-1 Conversion Price"). The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"). The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the "Series D Conversion Price"). Such Series A Conversion Price, Series B Conversion Price, Series B-1 Conversion Price, Series C Conversion Price and Series D Conversion Price, as the case may be, shall be referred to as the "Series Preferred Conversion Price." Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

            d.    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to Section 4(a) shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, or (B) notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date; provided, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, or an Acquisition, Asset Sale, reorganization, liquidation or similar event of the Corporation, the conversion may, at the option of any holder tendering Series Preferred for conversion, be expressly conditioned upon the closing of such transaction, in which event the holder(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

            e.    Adjustment for Stock Splits and Combinations.    If the Company shall at any time or from time to time after the date that the first share of Series Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date (as applicable to each series of Series Preferred) combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            f.    Adjustment for Common Stock Dividends and Distributions.    If the Company at any time or from time to time after the Original Issue Date (as applicable to each series of Series Preferred) makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

            g.    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date (as applicable to each series of Series Preferred), the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            h.    Reorganizations, Mergers, Consolidations or Sales of Assets.    If at any time or from time to time after the Original Issue Date (as applicable to each series of Series Preferred), there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization, merger or to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            i.    Sale of Shares Below Series Preferred Conversion Price.

                (i)  If at any time or from time to time after the Original Issue Date of the Series D Preferred, the Company issues or sells, or is deemed by the express provisions of this subsection i to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective applicable Series Preferred Conversion Price, then and in each such case the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as determined in subsection (i)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Series Preferred Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

               (ii)  For the purpose of making any adjustment required under Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any reasonable underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and after deduction of any reasonable expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

             (iii)  For the purpose of the adjustment required under Section 4(i), if the Company issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

              (iv)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than:

                (A)  shares of Common Stock issued upon conversion of the Series Preferred;

                (B)  shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                (C)  shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date of the Series D Preferred;

                (D)  shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Board, including both of the directors elected by the holders of the Series C Preferred, and are not principally for equity financing purposes;

                (E)  shares of Common Stock subject to warrants issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the Board;

                (F)   shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                (G)  any equity securities issued pursuant to the acquisition of another corporation by the Company by merger, consolidation, acquisition or similar business combination approved by a majority of the Board including at least one (1) of the directors elected by the holders of the Series C Preferred;

                (H)  any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended which results in the automatic conversion of all of the Series Preferred pursuant to Section 4(l)(i) hereof; and

                (I)   shares of the Company's Series C Preferred Stock or Series D Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement or Series D Preferred Stock Purchase Agreement, each dated on or about October 10, 2003.

    The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

            j.    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall promptly mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

            k.    Notices of Record Date.    Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Acquisition (as defined in Section 3(b)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(b)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            l.    Automatic Conversion.

                (i)  Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price applicable to such Series Preferred, (A) at any time upon the affirmative election by written consent or written agreement of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series C Preferred and Series D Preferred, voting together as a separate class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least twelve dollars ($12.00) (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least forty million dollars ($40,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (ii)  Upon the occurrence of either of the events specified in paragraph 4(l)(i) above, the outstanding shares of the Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

            m.    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            n.    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            o.    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; provided, however, that registered or certified mail shall not be used to effectuate delivery of any such notices to addresses outside of the United States. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            p.    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

            q.    No Dilution or Impairment.    Without the consent required by law and under Section 2, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

          5.    NO REISSUANCE OF SERIES PREFERRED.    No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

          6.    NO PREEMPTIVE RIGHTS.    Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

V.

        A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

        B.    The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director of the Company or any predecessor of the Company or serves or served at any other enterprise as a director at the request of the Company or any predecessor to the Company.

        C.    The Company is authorized to provide indemnification of other agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        D.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws.

        B.    Subject to the indemnification provisions in the Bylaws, the Board may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

        C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

        FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of this Company.

        FIVE:    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

        IN WITNESS WHEREOF, Corgentech Inc. has caused this Amended and Restated Certificate to be signed by the President and Secretary in South San Francisco, California this 23rd day of January, 2004.

CORGENTECH INC.
		By:	/s/ JOHN P. MCLAUGHLIN John P. McLaughlin President & Chief Executive Officer
ATTEST:
By:	/s/ MATTHEW B. HEMINGTON Matthew B. Hemington Secretary

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CORGENTECH INC.